Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan of Expedia, Inc. of our reports dated February 5, 2015, with respect to the consolidated financial statements of Expedia, Inc. and the effectiveness of internal control over financial reporting of Expedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

July 30, 2015